CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 333-174332 on Form N-1A of our report dated December 24, 2012, relating to the financial statements and financial highlights of First Trust North American Energy Infrastructure Fund, a series of the First Trust Exchange-Traded Fund IV (the "Fund"), appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund IV for the period ended October 31, 2012 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois
February 28, 2013